CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (the “Agreement”) is entered into on this 30th day of June, 2008 (the “Effective Date”), by and between WLG Inc., a Delaware corporation (the “Company”), and Christopher Wood, with respect to the conversion into equity by Mr. Wood, of certain outstanding Loans (as defined below) previously made by Mr. Wood to the Company.

RECITALS

A. Mr. Wood has made loans to the Company of U.S. $1,700,000 (the “Loans”).

B. The Company requested Mr. Wood and Mr. Wood agreed to convert the principal amount of such Loans into 1,700,000 shares of the Company’s 12% Series B Convertible Preferred Stock (the “B Shares”), which B Shares have the terms set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of WLG Inc., annexed hereto as Exhibit 1 (the “Certificate of Designations”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts, the mutual promises of the parties contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Conversion of Loans. Not later than ten (10) days following the date that the Certificate of Designations is accepted for filing with the Secretary of State of the State of Delaware, the Company will cause to be delivered to Mr. Wood one or more certificates representing the B Shares into which the $1,700,000 of Loans shall be converted pursuant to this Agreement. The Company agrees to file immediately upon execution of this Agreement by the parties hereto, the Certificate of Designations.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Mr. Wood that it has taken all necessary corporate action to authorize the execution and delivery of this Agreement, and that this Agreement, once executed and delivered, will upon the Effective Date be a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The B Shares, when issued in exchange for the Loans, shall be duly authorized, validly issued and fully paid and non-assessable shares of capital stock of the Company; Mr. Wood will acquire good title to the B Shares free and clear of all liens, claims, security interests, covenants, restrictions, preemptive rights, or other encumbrances of any kind.

3. Representations and Warranties of Mr. Wood. Mr. Wood represents and warrants to the Company that he has the authority to execute this Agreement, and that this Agreement, once executed and delivered, will upon the Effective Date be a valid and binding agreement of Mr. Wood enforceable against Mr. Wood in accordance with its terms. In addition, Mr. Wood represents and warrants to the Company that he:

(a) acknowledges and understands that an investment in the B Shares represents a speculative investment involving a high degree of risk;

(b) is acquiring the B Shares for his own account and not for resale and can bear the economic risk of an investment in the B Shares for an indefinite period of time;

(c) acknowledges and understands that the issuance to him of the B Shares will not be registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and, as a result, certificates representing the B Shares and the shares of Common Stock issuable upon the conversion of the B Shares (the “Conversion Shares”), will contain a legend, substantially stating that they have not been registered under the Act or any State securities laws, and that neither the Conversion Shares nor the B Shares (collectively, the “Securities”) may be transferred in the absence of either (i) an opinion of counsel satisfactory to the Company that such proposed transfer may be made lawfully without the registration under the Act and applicable state securities laws, or (ii) registration of such Securities with respect to the subject transfer;

(d) is an “accredited investor,” as that term is defined in Rule 501(a) under the Act;

(e)  acknowledges and understands that the Company will rely on his representations and warranties contained herein for purposes of claiming an exemption from the registration requirements under the Act and state securities laws; and

(f) has reviewed and fully understands the Certificate of Designations.

5. Jurisdiction, Etc. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

6. General Provisions. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and all agreements and understandings among the parties with respect to its subject matter are embodied and expressed herein. This Agreement may be modified, amended, waived or revoked only in a writing signed by all parties. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be enforceable against the party actually executing such counterparts and all of which together shall constitute one instrument. This Agreement may not be assigned or otherwise transferred without the prior express written consent of the other party hereto. The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors and permitted assigns of the parties hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

WLG INC.:

By:	/s/ Christopher Wood
Christopher Wood, Chief Executive Officer

/s/ Christopher Wood
Christopher Wood, for himself